Filed pursuant to Rule 424(b)(3)

Registration No. 333-185344

PROSPECTUS

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

500,000 Shares of Common Stock

Lake Sunapee Bank Group (also referred to in this prospectus as “we,” “us,” “our” or the “Company”) is amending and restating its current dividend reinvestment and stock purchase plan to make certain changes to the terms of the plan. The Plan provides a convenient and economical means for new investors to make an initial investment in shares of the Company’s common stock and for existing investors to increase their holdings of our common stock. If you already participate in the Company’s current dividend reinvestment and stock purchase plan, you are not required to take any action whatsoever to maintain your continuing participation in the Plan.

As a participant in the Plan you can:

•	make initial investments in our common stock through a convenient, cost-free method;

•	build your investment over time by making optional cash investments; or

•	reinvest all or some of your cash dividends in our common stock.

This prospectus describes and constitutes the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”). This prospectus relates to 500,000 shares of our common stock offered for purchase under the Plan. Our shares are listed for trading on the NASDAQ Global Market under the trading symbol “LSBG.”

Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to reinvest all or some of your cash dividends in the Plan, you will continue to receive cash dividends, if and when declared by our Board of Directors, in the usual manner.

We have appointed Computershare Trust Company, N.A. to serve as the administrator of the Plan (the “plan administrator”). You may enroll in the Plan by obtaining an Enrollment Form from the plan administrator and returning the completed form to the plan administrator.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any state or country where the offer or sale is not permitted.

The securities to which this prospectus relates are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The Plan is only available to residents of the United States. Investors residing outside of the United States may generally invest in the Company by contacting a broker.

The date of this prospectus is July 2, 2015.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information from that contained in this prospectus or to make representations as to matters not stated in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted or legal. You should not assume that the information contained in this prospectus and the documents incorporated by reference herein is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), relating to the shares of our common stock offered under the Plan. This prospectus does not contain all of the information set forth in the registration statement. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about the Company, the Plan, and the securities offered.

You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus.

As used in this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our” and “the Company” mean, collectively, Lake Sunapee Bank Group and its subsidiaries and their predecessors.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to our Company and the securities that may be offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement, including the exhibits and schedules to the registration statement and the reports, statements or other information we file with the SEC, may be examined and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0300. Our SEC filings, including the registration statement, are also available to you on the SEC’s website (www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We maintain a website at www.lakesunbank.com. Except as expressly stated herein, information contained on our website does not constitute a part of this prospectus and is not incorporated by reference herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC (except for portions of such reports which were deemed to be furnished and not filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 16, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 11, 2015;

•	our Current Reports on Form 8-K filed with the SEC on April 14, 2015, May 15, 2015 and May 20, 2015; and

•	the description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on August 3, 1999, and all amendments or reports filed with the SEC for the purpose of updating such description.

All documents and reports filed by us subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents or reports (in each case, other than those documents or portions thereof which are deemed to be furnished and not filed). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may obtain copies of these documents, other than exhibits, free of charge by contacting Kimberly Pruett Ilg, Corporate Secretary, at our principal office, which is located at 9 Main Street, Newport, New Hampshire 03773, or by telephone at (603) 865-6029.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, forecasted demographic and economic trends relating to our industry and similar matters are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact;

•	volatility and disruption in national and international financial markets;

•	changes in the level of non-performing assets and charge-offs;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	adverse conditions in the securities markets that lead to impairment in the value of securities in our investment portfolio;

•	inflation, interest rate, securities market and monetary fluctuations;

•	the timely development and acceptance of new products and services and perceived overall value of these products and services by users;

•	changes in consumer spending, borrowings and savings habits;

•	technological changes;

•	the ability to increase market share and control expenses;

•	changes in the competitive environment among banks, financial holding companies and other financial service providers;

•	the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•	the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; and

•	our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before purchasing the common stock offered by this prospectus you should carefully consider the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2014, as updated by our subsequent Quarterly Reports on Form 10-Q and other filings we make with the SEC. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” Additional risks not presently known, or that are currently deemed immaterial, could also materially and adversely affect our financial condition, results of operations, business and prospects.

ABOUT LAKE SUNAPEE BANK GROUP

Lake Sunapee Bank Group (formerly, New Hampshire Thrift Bancshares, Inc.), a Delaware holding company organized on July 5, 1989, is the parent company of Lake Sunapee Bank, fsb (the “Bank”), a federally chartered savings bank. The Bank was originally chartered by the State of New Hampshire in 1868 as the Newport Savings Bank. The Bank became a member of the Federal Deposit Insurance Corporation (“FDIC”) in 1959 and a member of the Federal Home Loan Bank of Boston in 1978. On December 1, 1980, the Bank was the first bank in the United States to convert from a state-chartered mutual savings bank to a federally-chartered mutual savings bank. In 1981, the Bank changed its name to “Lake Sunapee Savings Bank, fsb” and in 1994, refined its name to “Lake Sunapee Bank, fsb.” The Bank’s deposits are insured by the Deposit Insurance Fund of the FDIC.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted on July 21, 2010, the Office of Thrift Supervision was abolished as of July 21, 2011, and its powers and duties transferred to the Office of the Comptroller of the Currency (“OCC”) as to savings banks and other thrifts, and to the Federal Reserve Board as to the holding companies of thrifts. Therefore, the Company is now regulated by the Federal Reserve Board, and the Bank is regulated by the OCC.

Our profitability is derived primarily from the Bank. The Bank’s earnings in turn are generated from the net income from the earnings on its loan and investment portfolios less the cost of its deposit accounts and borrowings. These core revenues are supplemented by gains on sales of loans originated for sale, retail banking service fees, gains on the sale of investment securities and brokerage fees. The Bank passes on its earnings to us to the extent allowed by OCC regulations.

The Bank is a thrift institution established for the purposes of providing the public with a convenient and safe place to invest funds, for the financing of housing, consumer-oriented products and commercial loans, and for providing a variety of other consumer-oriented financial services. The Bank is a full-service community institution promoting the ideals of thrift, security, home ownership and financial independence for its customers. The Bank’s operations are conducted from its home office located in Newport, New Hampshire and its branch offices located in Sunapee, Newbury, New London, Bradford, Grantham, Guild, Lebanon, West Lebanon, Hillsboro, Peterborough, Andover, Claremont, Enfield, and Milford, New Hampshire, and Brandon, Pittsford, Rutland, West Rutland, and Woodstock, Vermont.

The Bank has three subsidiaries, Lake Sunapee Financial Services Corporation, which offers brokerage services, Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties, and McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency that offers a complete range of commercial insurance services and consumer products, including life, health, auto, and homeowner insurances.

Our principal executive offices are located at 9 Main Street, Newport, New Hampshire 03773, and our telephone number at that address is (603) 863-0886. We maintain a website at www.lakesunbank.com. Except as expressly stated herein, information contained on our website does not constitute a part of this prospectus and is not incorporated by reference herein.

USE OF PROCEEDS

We will receive proceeds from the sale of common stock that the plan administrator purchases directly from us. We will not receive proceeds from the sale of common stock that the plan administrator purchases in the open market or in privately negotiated transactions. We intend to use the net proceeds from our sale of common stock that the plan administrator purchases directly from us to fund our business operations and for general corporate purposes. We cannot estimate either the number of shares of common stock or the prices of the shares that we will sell in connection with the plan.

ABOUT THE PLAN

General

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide a convenient and economical means for new investors to make an initial investment in shares of the Company’s common stock and for existing investors to increase their holdings of our common stock. Participants can purchase our common stock with optional cash investments and cash dividends.

The Plan also provides us with an economical and flexible mechanism to raise additional capital for general corporate purposes through the sale of our common stock.

Features

2.	What features does the Plan offer?

•	Initial investment/Enrollment. If you are not currently a stockholder, you can make an initial investment in our common stock, starting with as little as $50.

•	Optional cash investments. If you are currently a stockholder, you can increase your holdings of our common stock through optional cash investments of $50 or more. You can make optional cash investments by check or by authorizing automatic monthly deductions from your bank account.

•	Automatic dividend reinvestment. You can also increase your holdings of our common stock through automatic reinvestment of your cash dividends. Automatic dividend reinvestments may be subject to a purchase discount as described in Question 15 below. You can elect all or a percentage of your dividends to be reinvested.

•	Share safekeeping. You can deposit your common stock certificates for safekeeping by the plan administrator.

Advantages and Disadvantages

3.	What are the advantages of the Plan?

•	Initial investments, optional cash investments and dividends can be fully invested in additional shares of our common stock because the Plan permits fractional shares to be credited to your accounts. Dividends on fractional shares may also be reinvested in additional shares.

•	We will pay the trading fees or brokerage commissions associated with the initial and optional cash investments and dividend reinvestments.

•	You may make initial and optional cash investments in our common stock. The minimum purchase amount is $50 and the maximum purchase amount is $100,000 per year.

•	If you are already a stockholder, you can consolidate all your holdings of our common stock into a single account. You can deposit your stock certificates into your plan account or, if you hold shares with a broker, you can transfer those shares into your own name and deposit them into your plan account.

•	You may request the sale of some or all of your shares through the plan administrator at any time. Participants will be charged a $15 or $25 fee depending on the type of sale plus a per share processing fee.

•	If you prefer to have complete control over the timing and price at which you sell shares held in the Plan, you may withdraw your shares from the Plan and sell them through a broker of your choice. Participants will be charged a fee for each withdrawal request.

4.	What are the disadvantages of the Plan?

•	Because the prices at which shares are purchased are determined as of specified dates or as of dates otherwise beyond your control, you may lose some advantages otherwise available to you in being able to select the timing of your investments. For example, because the price charged to you for shares purchased on the open market is the weighted average purchase price paid by the plan administrator to obtain shares for all participants who acquire shares through the Plan on the same day, you may pay a higher price for shares purchased under the Plan than for shares purchased on the investment date outside of the Plan.

•	We will not pay interest on funds we hold pending investment.

•	Your reinvestment of cash dividends will result in you being treated for federal income tax purposes as having received a dividend on the dividend payment date. The dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay the tax when it becomes due.

•	To sell your shares through a broker of your choice, you must first arrange to obtain a physical stock certificate from the plan administrator and have the certificate delivered to you, or ask your broker to initiate an electronic transfer request to have the plan administrator transfer shares held for you in the Plan directly to your broker. The plan administrator will promptly process your instructions, but you should leave ample time for preparation and receipt of your stock certificate. There may be a fee for certificate issuance.

•	You may not pledge shares of common stock deposited in your plan account unless you withdraw the shares from the Plan.

•	If you direct the Plan to sell less than all of your shares of common stock held by the Plan, you will not be able to specifically identify which shares are sold for purposes of determining whether the sale results in short-term or long-term gain or loss for income tax purposes.

Administration

5.	Who is the plan administrator?

The plan administrator is Computershare Trust Company, N.A., a corporation independent of and not affiliated with us. The plan administrator keeps records, sends statements of account to participants, and performs other duties related to the Plan. Shares purchased through the Plan or deposited into safekeeping will be registered in the name of the plan administrator or its nominee as agent for participants in the Plan. See Question 35 for additional information regarding the responsibilities of the plan administrator.

All inquiries and communications regarding the Plan should include your account number and the name of the security that appears on your stock certificate or account statement and should be directed to the plan administrator at:

Computershare

P.O. Box 30170

College Station, TX 77842-3170

Telephone: 1-800-368-5948

Website: www.computershare.com/investor

For overnight delivery service:

Computershare

211 Quality Circle Suite 210

College Station, TX 77845

We may replace the plan administrator at any time. The plan administrator may resign at any time. In either case, we will appoint a successor plan administrator and will notify you of the change.

Enrollment

6.	How do I enroll if I am a Company stockholder?

If you are a Company stockholder of record – that is, your shares are registered in your name, not your broker’s or bank’s name – you can enroll by completing and returning an Enrollment Form to the plan administrator at the address provided in Question 5. Enrollment Forms may be obtained at any time by contacting the plan administrator, or you can enroll online by going to the plan administrator’s website at www.computershare.com/investor.

7.	How do I enroll if I am not currently a Company stockholder?

If you do not currently have any Company common stock registered in your name, you can enroll by completing and returning an Initial Enrollment Form to the plan administrator. When you enroll, you will be required to make an initial investment of at least $50. If making your initial investment by check, the check for your initial investment should be made payable to Computershare Trust Company, N.A. in U.S. currency drawn on a U.S. bank. You may also make your initial investment online by going to the plan administrator’s website at www.computershare.com/investor.

8.	How do I enroll if my shares are held other than in my name?

If your Company shares are registered in the name of a bank, broker or other nominee, simply arrange for the bank, broker or other nominee to register in your name the number of shares of our common stock that you want to include in the Plan. You can then enroll as a shareholder of record, as described in Question 6 above. Alternatively, if you do not want to re-register your shares, you can enroll in the Plan in the same way as someone who is not currently a stockholder of the Company as described in Question 7 above. This will create a registered account in addition to your brokerage/bank account.

Optional Cash Investments

9.	What are my options for optional cash investments?

You may make optional cash investments to purchase additional shares of common stock under the Plan at any time by sending to the plan administrator an executed Enrollment Form, or the form provided as part of your quarterly account statement accompanied by your cash payment. You may elect to make optional cash investments at any time or from time to time, and there is no requirement to make them each month. Optional cash investments may be made by sending a personal check, drawn in U.S. currency on a U.S. bank payable to Computershare Trust Company, N.A. in an amount of at least $50. The plan administrator will not accept cash, traveler’s checks, money orders or third-party checks.

You also may make optional cash investments through the plan administrator’s website, www.computershare.com/investor, by authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. The online confirmation will contain the account debit date and investment date.

If you would like to make regular monthly optional cash investments, you may authorize automatic monthly withdrawals from your checking or savings account to purchase stock. To enroll, go to www.computershare.com/investor or complete and sign a Direct Debit Authorization Form and return it to the plan administrator. A Direct Debit Authorization Form may be obtained by calling the plan administrator. We will make withdrawals from your account on the 27th day of the month or the next business day if the 27th is not a business day and will be invested on the next investment date. Automatic debits will continue each month until you indicate that you wish for withdrawals to cease.

Your investments through the Plan may not exceed $100,000 per year, including any purchases in connection with your enrollment in the Plan.

Optional cash investments received by the plan administrator at least one business day before an investment date (see Question 14) will be invested during that purchase period. If you have authorized automatic withdrawals under the Plan, the plan administrator will withdraw the funds pursuant to your authorization on the 10th day of the month or, if such day is not a business day, on the next business day. A request to return any cash investment will be honored if the request is received by the plan administrator at least two business days prior to investment.

Your optional cash investments may be commingled by the plan administrator with dividends and with other participants’ cash purchases for the purpose of buying shares of common stock. You cannot specify the prices or timing of purchases, nor can you make any other limitations on the purchase of shares other than those specified herein. No interest will be paid on optional cash purchases pending investment.

10.	How are payments with “insufficient funds” handled?

If an optional cash payment is made by a check, bank debit or automatic withdrawal drawn on an account with insufficient funds or incorrect draft information, or the plan administrator otherwise does not receive the funds, the requested purchase will be deemed void, the plan administrator will immediately remove from your account any shares already purchased upon the prior credit of such funds, and the plan administrator will charge you an insufficient funds fee (currently $35). The plan administrator may, at its discretion, sell such shares to satisfy any uncollected amounts, including the insufficient funds fee, or return such shares to the Company. If the net proceeds from any sale of such shares are insufficient to satisfy the balance due, including the insufficient funds fee, the plan administrator may sell additional shares from your account as necessary to satisfy the uncollected balance.

Dividend Reinvestment

11.	How does the dividend reinvestment process work?

As a participant in the Plan, you have three options regarding the cash dividends paid on your common stock:

•	Full dividend reinvestment. If you select this option, all of the cash dividends paid on your shares of common stock which are held in your plan account and which you are the owner of record will automatically be reinvested to purchase additional shares of our common stock.

•	Partial dividend reinvestment. You may elect the “Partial Dividend Reinvestment” option on your Enrollment Form by selecting the percentage of the total number of shares registered in your name and held in your plan account with respect to which you want cash dividends reinvested. The plan administrator will reinvest in additional shares of common stock all cash dividends paid on the specified percentage of shares, and you will receive cash for the dividends on the remaining shares.

•	No dividend reinvestment. If you select this option, all of your dividends on shares registered in your name and held in your plan account will be paid to you in cash. You may choose to have your cash dividends directly deposited into your designated checking or savings account or sent to you by check.

You may change your reinvestment option at any time by contacting the plan administrator or sending a new Enrollment Form to the plan administrator at the address provided in Question 5. You may also change your reinvestment option online at www.computershare.com/investor. Notices received prior to a dividend record date will be effective for that cash dividend. Notices received after a dividend record date will not be effective until after that cash dividend is paid.

12.	When will the reinvestment of my dividends begin?

If the plan administrator receives an Enrollment Form specifying reinvestment of cash dividends before a dividend record date, reinvestment will commence with the following dividend payment. If the Enrollment Form is received after a dividend record date, the reinvestment of cash dividends through the Plan will begin with the next cash dividend payment following the next record date.

Purchases of Shares

13.	What is the source of the common stock that may be purchased through the Plan?

At our discretion, share purchases will be made on the open market or directly from the Company. Shares purchased from the Company may come from our authorized but unissued shares or from our treasury shares. Share purchases on the open market may be made on any stock exchange where our common stock is traded or through negotiated transactions, on such terms as the plan administrator determines. Shares purchased on the open market will be purchased by the plan administrator as agent for participants under the Plan through an unaffiliated, registered broker-dealer. Neither we nor you will have any authority to direct the date, time or price at which shares may be purchased by the plan administrator. No interest will be paid on funds held by the plan administrator or its broker pending investment.

14.	When and how will shares be purchased under the Plan?

Purchases made in relation to dividend reinvestment under the Plan will be made on the payment date of a particular dividend if that day is a trading day, or the first trading day following a dividend payment date if the payment date is not a trading day. Purchases made for initial and optional cash investments under the Plan will be made on or about the last business day of every calendar month (the “investment date”). Initial and optional cash investments must be received by the plan administrator at least one business day prior to the investment date.

You will become the owner of the shares purchased for you through the Plan on the date the shares are credited to your account. Shares will be posted to your account in whole and fractional shares, computed up to six decimal places. A confirmation of your transaction will be sent via a paper statement to the postal address you supplied during enrollment in the Plan.

In the unlikely event that, due to unusual market conditions, the plan administrator is unable to invest the funds within 30 calendar days of the investment date, the plan administrator will return the funds to you by check. No interest will be paid on funds held by the plan administrator or its broker pending investment.

The plan administrator may make purchases of common stock on the open market over one or more trading days. For a number of reasons, including observance of the rules and regulations of the Securities and Exchange Commission requiring temporary curtailment or suspension of purchases, it is possible that the whole amount of funds available in a participant’s account might not be applied to the purchase of shares on or before the next ensuing investment date. Neither the Company nor the plan administrator shall be liable to any stockholder when these types of conditions prevent the purchase of shares or interfere with the timing of purchases.

15.	At what price will shares of common stock be purchased through the Plan?

•	Initial and optional cash purchases. The price at which the plan administrator will be deemed to have acquired such shares for a Plan participant’s account will be the weighted average purchase price of all the shares purchased by the plan administrator with the initial and optional cash investments on the investment date. Share purchases on the open market may be made on any stock exchange where our common stock is traded or through negotiated transactions. For shares purchased directly from the Company, the purchase price will be the average of the high and low sales prices of our common stock on the NASDAQ Stock Exchange for that investment date.

•	Dividend reinvestments. The price of shares purchased by the plan administrator on the open market will be the actual price paid less the Dividend Reinvestment Discount (as described below). The price of shares purchased by the plan administrator from the Company with reinvested cash dividends will be the average of the high and low sales prices of our common stock on the NASDAQ Stock Exchange for that investment date less the Dividend Reinvestment Discount.

The Dividend Reinvestment Discount as of the date of the Prospectus, has been set at 5% and is subject to change at the sole discretion of the Company. The Dividend Reinvestment Discount may be increased, decreased or eliminated upon not less than 30 days prior notice to the Plan participants.

Your cash purchases may be commingled by the plan administrator with dividends and with other participants’ cash purchases for the purpose of buying shares of common stock. You cannot specify the prices or timing of purchases, nor can you make any other limitations on the purchase of shares other than those specified herein. No interest will be paid on optional cash purchases pending investment.

16.	How many shares will be purchased for me?

The number of shares of common stock to be purchased for you will depend on the amount of your initial investment (if any), the amount of cash dividends being reinvested (if any), the amount of your optional cash investments (if any) and the purchase price per share for the applicable investment date. Your account will be credited with that number of whole shares and fractional interests (computed up to the sixth decimal place) equal to the total amount to be invested divided by the purchase price, as determined in the manner set forth in Question 15.

17.	Who holds the shares purchased through the Plan?

The plan administrator will hold all shares of common stock purchased through the Plan, whether with reinvested dividends or optional cash investments.

Sale of Plan Shares

18.	How can I sell the shares of common stock that are held in my plan account?

You may sell some or all of your stock held in your account, even if you are not withdrawing from the Plan. You may sell your shares either through your broker or through the plan administrator. If you elect to sell through a broker that you have selected, you must first request the plan administrator to move your shares to the Direct Registration System (“DRS”) and then have your broker request the plan administrator to electronically transfer the number of whole shares you want to sell through the DRS Profile System. Alternatively, you may request the plan administrator to send you a certificate representing the number of shares you want to sell. Issuance of a stock certificate may be subject to a transaction fee. The plan administrator will generally move your shares to DRS or issue certificates for your shares approximately three business days after your request is received. Alternatively, you may send the plan administrator a request to sell some or all of the shares held in your account. You have the following choices when making a sale:

•	Batch Order: A batch order is an accumulation of all sale requests by any security holder for a security submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the plan administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. You may request a batch order sale by writing to the plan administrator. All sales requests received in writing will be submitted as batch order sales. The plan administrator will cause your shares to be sold in the open market within five business days of its receipt of your request. To maximize cost savings for batch order sale requests, the plan administrator will seek to sell shares in round lot transactions. For this purpose the plan administrator may combine each selling Plan participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan participant will be the weighted average sale price obtained by the plan administrator’s broker for each aggregate order placed by the plan administrator and executed by the broker, less a service fee of $15 and a processing fee of $0.10 per share sold.

•

Market Order: A market order is a request to sell shares promptly at the then current market price. You may request a market order sale only online at www.computershare.com/investor or by calling the plan administrator directly at 1-800-368-5948. Market order sale requests made in writing will be submitted as batch order sales. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the plan administrator’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold. The plan administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the plan administrator directly at 1-800-368-5948. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.

•	Day Limit Order: A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed during after market hours, the next trading day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the plan administrator at its sole discretion or, if the plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the plan administrator directly at 1-800-368-5948. There is a service fee of $25 and a processing fee of $0.12 per share sold for each Day Limit Order sale.

•	Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate service fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the plan administrator at its sole discretion or, if the plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the plan administrator directly at 1-800-368-5948. There is a service fee of $25 and a processing fee of $0.12 per share sold for each GTC limit order sale.

•	General: All sales requests processed over the telephone by a customer service representative entail an additional fee of $15. All per share fees include any brokerage commissions the plan administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. Fees are deducted from the proceeds derived from the sale. The plan administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the plan administrator to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

The plan administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. Instructions sent to the plan administrator to sell shares are binding and may not be rescinded. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than the plan administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

19.	Do I have any control over the timing or pricing if I request the sale of the shares held in my plan account?

Because the plan administrator will sell the shares of common stock on behalf of the Plan, neither the Company nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold (except when making market or limit order sales) or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear the market risk associated with fluctuation in the price of the common stock. That is, if you send in a request to sell shares of common stock, it is possible that the market price of the common stock could go down or up before the broker sells your shares.

Dividends

20.	Will participants be credited with dividends on shares held in their plan accounts?

Yes. The Company pays dividends, when, as and if declared, to the record holders of all its shares of common stock. As the record holder for participants, the plan administrator will receive dividends on all shares held in the Plan on the dividend record date. The plan administrator will credit those dividends to participants on the basis of full and fractional shares held in their plan accounts as of the dividend record date. The plan administrator will either reinvest those dividends in additional shares or pay them to you in cash, depending on whether you have elected full dividend reinvestment, partial dividend reinvestment or to receive the cash dividends on the shares in your plan account.

Expenses

21.	Are there any expenses to participants in connection with purchases through the Plan?

As of the date of this prospectus, the costs of administering the Plan will be paid by the Company including all fees and brokerage commissions relating to dividend reinvestment and optional cash purchases. The following are the fees and other expenses charged by the plan administrator to participants of the Plan:

•	Sale of Shares Held in the Plan: $15 or $25 per sale plus applicable per share processing fees.

•	Returned Check for Insufficient Funds: $35 per check.

•	Duplicate Statements: $10 per request for prior years statements.

•	Certificate Issuance: up to $40 per certificate depending on how your request is submitted.

The Company has no current intentions of assessing charges to participants; however, the costs of administering the Plan may be passed on to the participants in the form of service charges upon not less than 30 days prior notice to participants.

Reports to Participants

22.	What reports will be sent to participants in the Plan?

As soon as practicable after each investment, you will receive a statement showing account information, including amounts invested, the purchase and/or sale prices, and the number of shares purchased and/or sold. This statement will provide a record of purchases and sales transacted on your behalf under the Plan and should be retained for income tax purposes. This information is also available online at www.computershare.com/investor through Investor Center.

As a Plan participant, you will receive copies of all communications sent to all stockholders generally, including the Company’s annual report to stockholders, notice of annual meeting and proxy statement, and income tax information for reporting dividends paid.

Depo siting and Receiving Certificates

23.	Will certificates be issued for shares of common stock purchased through the Plan?

No. Shares will be held in your plan account in book-entry form. This convenience protects against loss, theft or destruction of your stock certificates. Certificates for shares of the Company’s common stock purchased under the Plan will be issued to you only upon request. The plan administrator will charge a certificate issuance fee in connection with each issued stock certificate.

As soon as practicable after receipt of your request and your payment of the related fee, the plan administrator will issue certificates for any number of whole shares of common stock, up to the total number of whole shares then credited to your plan account. The form for requesting a certificate is included as a part of each quarterly account statement or may be obtained from the plan administrator. You may also request a certificate by phone or online by going to the plan administrator’s website at www.computershare.com/investor. Any remaining whole shares and fractional interests in shares will continue to be credited to your plan account. If you have elected dividend reinvestment for those remaining shares, cash dividends paid on those shares will continue to be reinvested for you, and the additional shares purchased with your reinvested dividends will be credited to your plan account. If you leave less than one whole share of common stock in your plan account, the plan administrator may liquidate your fractional share and send you a check for the proceeds, less any service and processing fees.

24.	How can I arrange for my stock certificate(s) to be held in safekeeping by the plan administrator?

If you wish to submit your stock certificate(s) to the plan administrator for safekeeping, you should mail them by certified or registered mail to the plan administrator with a letter requesting that they be credited to your plan account. You should insure the certificate(s) for 3% of the current market value when mailing the certificates. This is the amount that is usually charged for surety protection should your certificate(s) be lost in the mail.

Termination of Participation

25.	When and how may I close my plan account?

Participation in the Plan is entirely voluntary, and you may close your plan account at any time by using the form included with your quarterly account statement, by phone or online by going to the plan administrator’s website at www.computershare.com/investor. As with all other requests regarding the Plan, all participants whose names appear on the account registration must sign the request to close the account.

If a termination request is received by the plan administrator near a dividend record date, the plan administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of the withdrawing participant. If such dividends are reinvested, the plan administrator will process your withdrawal as soon as practicable, but in no event later than five business days after the reinvestment is completed. In addition, termination requests of participants making optional cash investments by automatic withdrawal from a bank account must be received by the plan administrator at least 15 business days prior to the scheduled investment date to ensure that the request is effective as to the next optional cash investment.

Upon termination of a participant’s participation in the Plan, unless the participant has requested that some or all Plan shares be sold, the plan administrator will move the number of full shares in the participant’s plan account to a book-entry DRS account and send the participant a check, minus any service charges and processing fees, in the amount of the market value of any fractional share. If a participant so requests, the plan administrator will sell some or all Plan shares on behalf of the participant.

26.	What happens to my shares if I close my plan account?

Upon receipt by the plan administrator of your request to close your plan account, the plan administrator will move the number of whole shares then credited to your plan account to a book-entry DRS account.

The plan administrator will liquidate any fractional share in your plan account by aggregating it with shares being sold on behalf of other Plan participants and selling the resulting whole shares on the open market and will send you a check for your share of the proceeds, less any related service and processing fees and transfer taxes. Once you close your plan account, all future cash dividends paid on shares of common stock registered in your name will be paid to you in cash.

If you so request, the plan administrator will sell all or some of the shares in your plan account on the open market and pay you the proceeds, less any service and processing fees, transfer taxes and plan administrator charges. The procedure for requesting sales of shares is explained in Questions 18 through 19 above.

27.	May I discontinue dividend reinvestment without closing my plan account?

Yes. You may discontinue the reinvestment of your cash dividends on any or all of your shares of common stock at any time without closing your plan account online, by phone or by filling out an Enrollment Form.

28.	What happens if I sell or transfer all of my shares?

If you dispose of all shares of common stock registered in your name (that is, held outside the Plan), the plan administrator will, unless otherwise instructed, continue to reinvest the dividends on the shares credited to your plan account as long as there is at least one full share in your account. If there is less than one full share in your plan account, the plan administrator may liquidate the fractional share as described in Question 26 and will send you a check for the proceeds less any service and processing fee, and the account will be closed.

Tax Information

29.	What are the federal income tax consequences of my participating in the Plan?

The following is a brief summary of the material federal income tax considerations applicable to the Plan, is for general information only, and does not constitute tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances or to certain types of investors who are subject to special treatment under the Federal income tax laws (including insurance companies, partnerships, tax-exempt organizations, financial institutions or broker dealers, foreign corporations, and persons who are not citizens or residents of the United States). You are encouraged to consult your personal tax advisor as to all federal, state, local, foreign and other tax implications of your participation in the Plan, including in connection with the reinvestment of dividends and purchase of shares under the plan, your tax basis and holding period for shares acquired under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of shares.

In general, you will recognize dividend income on any dividends payable on shares of common stock that you own. The reinvestment of dividends does not relieve you of any income tax which may be payable on such dividends.

When your dividends are reinvested to acquire shares (including any fractional share) directly from us, you will generally be treated as having received a taxable dividend distribution in an amount equal to the fair market value of our common stock purchased for your account under the dividend reinvestment program with those dividends. We intend to treat the fair market value of the common stock acquired directly from us as equal to the average of the high and low sales prices of our common stock on the NASDAQ Stock Exchange on the dividend payment date, notwithstanding any Dividend Reinvestment Discount you may receive.

When your dividends are reinvested to acquire shares (including any fractional share) purchased in market transactions, you will generally be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases, notwithstanding any Dividend Reinvestment Discount you may receive, plus the amount of any brokerage and per share processing fees paid by us in connection with those purchases.

If you participate in the initial or optional cash investment features of the Plan, you will be treated for federal income tax purposes as having received a distribution from us with respect to the shares equal to the fair market value on the purchase date of shares less the amount paid by you for such shares (plus any applicable brokerage and per share processing fees paid by us in connection with those purchases). Because the purchase price of shares acquired in connection with the initial or optional cash investment features of the Plan will equal the fair market value of the shares of the common stock purchased, these purchases will not create a distribution for federal income tax purposes other than with respect to any brokerage fees paid by us in connection with those purchases.

The shares you receive under the dividend reinvestment program will have a tax basis equal to the amount of distributions you are treated as receiving (including any brokerage and per share processing fees paid by us in connection with the purchases) as described above. Shares acquired through the stock purchase program under the plan should have a tax basis equal to the price actually paid by you for such shares plus any additional amounts that are includible in your taxable income as a result of any brokerage commissions and per share processing fees paid by us. Your holding period for shares acquired pursuant to either program under the Plan will begin on the day following the applicable purchase date.

The distributions you receive under the Plan will be taxable as dividends to the extent of our current or accumulated earnings and profits. Any such dividend may be considered a “qualified dividend” provided that certain minimum holding period requirements are satisfied. Qualified dividend income received in taxable years beginning before January 1, 2011, by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of taxation. To the extent the distributions are in excess of our current or accumulated earnings and profits, the excess portion will be treated first as a tax-free return of capital, reducing the tax basis in your shares, and to the extent in excess of your tax basis will be taxable as gain realized from the sale of your shares. Some corporate stockholders may be entitled to a dividends received deduction with respect to amounts treated as ordinary dividend income.

You will not realize any taxable income upon receipt of certificates for whole shares credited to your account, either upon your request for certain of those shares or upon termination of participation in the Plan. You will, however, realize gain or loss upon the sale or exchange of shares acquired under the Plan. You will also realize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to your account. The amount of any such gain or loss will be the difference between the amount that you received for the shares or fractional share equivalent and the tax basis thereof. Assuming the shares have been held as capital assets, such gain or loss will be capital in nature. Capital gains of individuals derived with respect to capital assets held for more than one year are generally eligible for reduced rate of taxation. The deductibility of capital losses is subject to limitations.

The plan administrator will report to you for tax purposes the dividends treated as distributed to you as described above. Such information will also be furnished to the Internal Revenue Service to the extent required by law.

The information in this section is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, current administrative interpretations and practices of the Internal Revenue Service and court decisions, as of the date of this prospectus supplement. Future legislation, Treasury Regulations, administrative interpretations and practices, or court decisions could significantly change the current law or adversely affect existing interpretations of current law, possibly with retroactive effect.

Other Information

30.	If the Company has a rights offering, how will rights on the Plan shares be handled?

No preemptive rights attach to our common stock. If we, nevertheless, make available to holders of common stock rights or warrants to purchase additional shares of common stock or other securities, such rights or warrants will be made available to you. This allocation will be based on the number of shares (including any fractional interests to the extent practicable) held for you in your plan account on the record date established for determining the holders of common stock entitled to such rights or warrants.

31.	What happens if the Company issues a stock dividend or declares a stock split?

Any shares representing stock dividends or stock splits that we distribute on shares of our common stock that you have enrolled in the Plan and/or that are being held in your plan account will be credited to your plan account.

32.	How will I be able to vote the shares held in my plan account?

Shares held under the Plan will not be voted by the plan administrator. You will receive a proxy indicating the total number of shares of common stock registered in your name and shares of common stock credited to your plan account, which may be voted by you pursuant to such proxy.

33.	What are the responsibilities of the Company and the plan administrator under the Plan?

Except as described below, the plan administrator has no responsibility with respect to the preparation or the contents of the Plan. Neither we nor the plan administrator or its nominee(s), in administering the Plan, will be liable for any act done in good faith. Neither we nor the plan administrator will be liable for any good faith omission to act, including, without limitation, any claims of liability arising out of: (a) failure to terminate a participant’s account upon the participant’s death before the receipt of notice in writing of the death; (b) the prices and times at which shares of common stock are purchased or sold for the participant’s account or the terms under which such purchases or sales are made; or (c) fluctuations in the market value of our common stock. Neither we nor the plan administrator can assure you of a profit, or protect you against a loss, from the shares purchased or sold through the

Plan. An investment in our common stock is subject to significant market fluctuations, as are all equity investments. We cannot control purchases by the plan administrator under the Plan and cannot assure you that dividends on our common stock will not be reduced or eliminated in the future.

The plan administrator has no responsibility with respect to the preparation and the contents of this Prospectus.

34.	Can I pledge shares credited to my account?

No. Shares in a plan account may not be pledged or otherwise encumbered unless withdrawn from the account.

35.	What personal information will I be required to furnish?

You must file with the plan administrator your post office address, Social Security number and such documents, evidence or other information as the plan administrator considers necessary or desirable for the purpose of administering the Plan. You should file address changes promptly to insure timely receipt of account statements.

36.	Who interprets the Plan?

The Company and the plan administrator reserve the right to interpret the Plan as they deem necessary or desirable. Any such interpretation or regulation will be final. The Plan, related Plan documentation, and plan accounts will be governed by and construed in accordance with the laws of the State of Delaware.

37.	May the Plan be changed or discontinued?

While we currently expect to offer a dividend reinvestment and stock purchase plan indefinitely, we reserve the right to suspend, modify or terminate the Plan at any time. You will receive notification of any such suspension, material modification or termination. We and the plan administrator also reserve the right to change any administrative procedures of the Plan (including fees and expenses) at any time without notice to you, and any such changes shall not be deemed material modifications to the Plan. Notwithstanding the foregoing, such amendments to the Plan as may be required from time to time due to changes in, or new rules and regulations under the federal or state securities or other laws may be made by the plan administrator without prior to notice to each participant.

PLAN OF DISTRIBUTION

Except to the extent the plan administrator purchases common stock in the open market or in privately negotiated transactions with third parties, the common stock acquired under the Plan will be sold directly by us through the Plan. The purchase of common stock under the Plan is available to participants without the payment of brokerage commissions or administrative costs of the Plan. However, should the participant sell any of the shares acquired under the Plan through a broker or dealer, the Participant will be responsible for payment of any applicable brokerage fees, transfer taxes, and similar charges.

Subject to the availability of shares registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. Our shares may not be available under the Plan in all jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Hogan Lovells US LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, have been incorporated by reference herein on reliance on the reports of Shatswell, MacLeod & Company, P.C., an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.